Exhibit 10.3

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STRATEGIC COLLABORATION AGREEMENT

THIS STRATEGIC COLLABORATION AGREEMENT (this “Agreement”), effective as of December 11, 2013 (the “Effective Date”), is made by and between Pure Biosciences, Inc., a Delaware corporation having a place of business at 1725 Gillespie Way, San Diego, CA 92020 (“Pure”), and Intercon Chemical Company, a Missouri S corporation having a place of business at 1100 Central Industrial Drive, St. Louis, MO 63110, and its Affiliates (as defined below) (“ICC”). Pure and ICC may each be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Pure owns or controls certain intellectual property related to silver di-hydrogen citrate (“SDC”) and its finished form of antimicrobial products;

WHEREAS, ICC is engaged in the manufacture, packaging, marketing and distribution services of products such as the products developed and commercialized by Pure; and

WHEREAS, the Parties are entering into an agreement under which Pure will sell to ICC certain assets related to the manufacture of products containing SDC (the “Asset Purchase Agreement”);

WHEREAS, the Parties desire to enter into a relationship for the manufacturing, supply, promotion and distribution of Products (as defined below), all on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” means with respect to a particular Party, any Person which controls, is controlled by or is under common control with such Party, for so long as such control exists. For purposes of this definition only, “control” shall mean direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by applicable Law) of the stock or shares having the right to vote for the election of directors of such corporate entity, or the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Clearly Better, LLC is an Affiliate of ICC.

1.2 “Applicable Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Government Authority or Regulatory Agency within the applicable jurisdiction that are applicable to the specific activities being undertaken pursuant to this Agreement.

1.3 “Commercialize” or “Commercialization” means those activities comprising or relating to the promotion, marketing, advertising, distribution and sale of Products.

1.4 “Commercially Reasonable Efforts” means with respect to the efforts to be expended by any Party with respect to any objective, those reasonable, diligent, good faith

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efforts to accomplish such objective as such Party would under similar circumstances normally use to accomplish a similar objective that such Party is highly motivated to achieve. With respect to any objective relating to the Commercialization of a Product by any Party, “Commercially Reasonable Efforts” shall mean those efforts and resources normally used by such Party with respect to a product owned or controlled by such Party and considered by it to be among its principal or lead products.

1.5 “Consignment Inventory” means Pure’s inventory of Product existing as of the Effective Date stored at ICC Facility.

1.6 “Defect” means damage, nonconformance, or other defect in or relating to the manufacturing and packaging of Product, excluding freight and transit damages. Product that is subject to a Defect is considered “Defective”.

1.7 “Deficiency Notice” means a written notice from Pure claiming (a) a Defect or (b) shortages in the amount of delivered Product.

1.8 “Distribution Channel” means the channel for the distribution of the Product within each of the ICC Field and Pure Field as indicated in Exhibit B.

1.9 “Facility” means ICC’s facility located at 1100 Central Industrial Drive, St. Louis, MO 63110.

1.10 “Field” means the ICC Field and the Pure Field, both of which are subject to customer-specific exceptions as listed in Exhibit C.

1.11 “Government Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.12 “ICC Field” means the field in which ICC has the exclusive or non-exclusive right to distribute the Product through the Distribution Channel, which field is set forth in Exhibit B, which may be amended from time to time upon mutual written approval by the Management Committee.

1.13 “Information” means any and all data, results, improvements, processes, methods, protocols, formulas, inventions, know-how, trade secrets and any other information, patentable or otherwise, which may include scientific, research and development, manufacturing know-how, pre-clinical, clinical, regulatory, manufacturing, and safety information or data.

1.14 “Licensed Know-How” means any and all proprietary Information owned or controlled by Pure that relates directly to the use or practice of the Licensed Patents and/or is otherwise necessary to Manufacture the Product.

1.15 “Licensed Patents” means (a) the patents and patent applications that are owned or controlled by Pure or any of its Affiliates that are necessary for the Manufacture or Commercialization of the Product, including the patents set forth in Exhibit D; (b) all additional patent applications based on or relating to the patents and applications set forth in subclause (a)

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herein; and (c) any reissues, reexaminations, renewals, extensions, substitutions, divisionals, continuations, or continuations-in-part of any thereof

1.16 “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.17 “Management Committee” means the committee formed by the Parties as described in Section 2.1.

1.18 “Manufacture” or “Manufacturing” means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and delivery of the Product.

1.19 “Net Sales” means all amounts invoiced on sales of Products by ICC, its Affiliates or sublicensees to Third Parties, less the following deductions actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to the seller whose sales are being measured:

(a) trade, quantity, cash discounts, and group purchasing organization fees and/or discounts;

(b) credits and allowances to customers on account of rejection or returns or retroactive price reductions;

(c) freight, postage and transportation charges including handling and insurance to the extent added to the sales price and set forth separately as such in the total amount invoiced; and

(d) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes and customs duties to the extent added to the sales price and set forth separately as such in the total amount invoiced.

Sales between ICC, its Affiliates and sublicensees for resale shall be excluded from the computation of Net Sales. In any other sale of Products that is made on other than arms’ length terms, the amounts invoiced shall be deemed, for purposes of this definition, no less than the amount that would be invoiced in a substantially contemporaneous, arms’ length transaction.

1.20 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.21 “Product” means any currently existing product containing SDC. As of the Effective Date, the Products are as set forth in Exhibit A.

1.22 “Product Label” means the labels and other written, printed or graphic information placed upon any container, wrapper or package used with or for the Product in the Field, as approved by applicable Government Authorities or Regulatory Agencies.

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1.23 “Pure Field” means the field in which Pure has the exclusive or non-exclusive right to distribute the Product through the Distribution Channel, which field is set forth in Exhibit B, which may be amended from time to time upon mutual written approval by the Management Committee.

1.24 “Registration” means all registrations with the applicable Government Authorities or Regulatory Agencies as required by Applicable Law for Manufacturing and Commercializing the Product in the Field in the Territory.

1.25 “Regulatory Agency” means any regulatory authority involved in regulating any aspect of the conduct, Manufacture, market approval, Commercialization, or use of the Product. In certain situations, the Regulatory Agency may be a Government Authority.

1.26 “SDC Concentrate” means Pure’s patented antimicrobial, water soluble, silver salt of citric acid based on a stabilized silver ion complex produced at various concentrations by a unique electrochemical process involving silver and citric acid; this substance is used as a raw material in the production of various products and use dilutions and distributed under multiple brand names.

1.27 “SOPs” means Pure’s processes and procedures for the manufacture of Product, including the Quality and Environmental Guidelines, Batch Record Requirements, Testing Procedures, Equipment Specifications, Validation of Equipment Cleaning and Maintenance Processes, as set forth in Exhibit E or otherwise provided by Pure to ICC.

1.28 “Specifications” means the bill or materials and specifications for the Product(s) and the packaging as set forth in Exhibit F or otherwise provided by Pure to ICC.

1.29 “Term” means the Initial Term and any Renewal Term.

1.30 “Territory” means: (i) the United States and Canada and other specified countries as mutually agreed upon in writing between the parties for the ICC Field (the “ICC Territory”); and (ii) worldwide for the Pure Field (the “Pure Territory”).

1.31 “Third Party” means any Person other than Pure and its Affiliates and ICC and its Affiliates.

1.32 “Trademark” means the trademarks, trade names, designs and markings designated by Pure that are for use on or in connection with the Product.

1.33 “Transfer Price” means the direct materials costs (as per the Product’s bill of material and applicable scrap allowances), plus conversion costs as detailed in Exhibit G.

2.	GOVERNANCE

2.1 Establishment and Composition. Promptly after the Effective Date, the Parties shall establish a Management Committee of six (6) committee members to oversee and control the implementation of this Agreement between the Parties. The Management Committee shall consist of three (3) representatives designated by each Party, specifically the Chief Executive Officer, Chief Financial Officer and Executive Vice President of Sales. If a representative of a

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Party is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting. The Management Committee shall have a secretary, who shall be an employee of the designating Party, shall serve for a term of one (1) year, and shall be selected alternately, on an annual basis, by either Party. The initial secretary shall be designated by Pure. The role of the secretary shall be to prepare and circulate agendas no later than three (3) days prior to the meeting and to ensure the preparation of minutes and any corrections thereto, but the secretary shall have no additional powers or rights beyond this role.

2.2 Scope of Authority and Responsibilities. The Management Committee shall monitor and coordinate performance under this Agreement and shall, subject to Section 2.3, have decision-making authority for specific business aspects concerning the Manufacture and Commercialization of the Product in the Field in the Territory, including:

(a) discuss and resolve any Manufacturing and Commercialization issues that arise during the Term;

(b) review and approve inventory levels and disposition strategies of any inventory held in excess of three (3) months of procurement or production;

(c) review and approve ICC’s use of the Trademark in the ICC Field, including brand marketing and positioning, to ensure consistency with Pure’s global brand strategy;

(d) approve any changes to the SOPs or Specifications;

(e) review and discuss ICC’s diligence efforts in Commercializing the Product in the ICC Field;

(f) review and approve (i) the price for Products based on the applicable Field, and (ii) any changes in the Transfer Price;

(g) review and approve changes to the Field, including customer specific exceptions as amended in writing to Exhibit C;

(h) review and approve changes to the Territory as amended in writing to Exhibit B;

(i) review and approve any development activities to be undertaken by the Parties for other SDC-based products as specified in Article 8; and

(j) address such other issues and matters as are expressly specified in this Agreement or as the Parties may agree from time to time.

2.3 Limitations on Authority. Notwithstanding anything in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the Management Committee shall have no authority to amend or supplement this Agreement, nor to waive compliance with any provision of this Agreement except to the extent mutually agreed upon by the Parties and documented in a written amendment to this Agreement executed by authorized representatives of each Party.

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2.4 Meetings. The Management Committee shall meet no less frequently than monthly. A quorum of the Management Committee requires at least the Chief Executive Officer or the Chief Financial Officer of each Party be present at the meeting. Either Party may, at its discretion, invite a reasonable number of non-voting employees, consultants or advisors to attend the meeting of the Management Committee, provided that such invitees are bound by appropriate confidentiality obligations. Meetings may be conducted via videoconference, teleconference or in person. The Management Committee shall review and approve the meeting minutes for the prior meeting.

2.5 Decisions. The Management Committee may act only by consensus. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party. If the Management Committee cannot reach consensus on an issue that comes before the Management Committee and over which the Management Committee has oversight, then such matter shall be referred to the Chief Executive Officers for discussion and resolution. If the Chief Executive Officers are unable to resolve such Dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, the Management Committee may not take any action on such issue.

3.	LICENSE

3.1 Grant. Subject to the terms and conditions of this Agreement, including the rights reserved under Section 3.2, Pure hereby grants to ICC the following licenses:

(a) An exclusive, nontransferable, non-sublicensable right and license under the Licensed Technology for ICC to Manufacture the Product for use in the Field in the Territory. Notwithstanding the foregoing, with the exception of SDC Concentrate, ICC may subcontract certain packaging services subject to Pure’s review and approval, which approval will not be unreasonably withheld.

(b) An non-exclusive right and license, with the right to grant sublicenses, to Commercialize the Product solely in the ICC Field in the ICC Territory through the Distribution Channel, which may be amended on Exhibit B and Exhibit C for specific exclusivity from time to time upon mutual written consent by the Management Committee, which shall not be unreasonably withheld. The granting of right and licenses to other prospective sellers in the ICC Fields, Distribution Channels and Territory will also be subject to written consent of the Management Committee. In support of this Collaboration Agreement and the Parties respective commercialization efforts, both Parties will make all reasonable efforts to direct any and all inquiries from prospective customers in the PURE and ICC Fields and Distribution Channels, respectively, as listed on Exhibit’s B & C.

(c) A revocable, limited, non-exclusive, non-transferable license in the Territory to use the Trademarks solely for the Product Label and Commercialization of the Product in the ICC Field.

3.2 Retained Rights. Pure retains the right to Manufacture Product during the Term of this Agreement in the event ICC is unable to supply Product to Pure in accordance with Pure’s forecasted amounts as required by Section 6 of this Agreement.

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3.3 Option Grant. If Pure wishes to have products other than the Products manufactured, then Pure shall notify ICC in writing (such notification to provide information regarding the new product sufficient to allow ICC to make a determination regarding the processes, materials and costs associated with the manufacture of such product) and ICC has the right of first refusal for the manufacture of any such new Pure products, provided that (i) ICC notifies Pure in writing within a reasonable time frame, not to exceed ninety (90) days after delivery of Pure’s notice or such longer date as the Parties may agree, that ICC wishes to exercise such right, and (ii) the Parties agree in writing on the terms and conditions of such manufacture (such terms and conditions to be substantially similar to the manufacture terms and conditions of the Product) within a reasonable time frame, not to exceed ninety (90) days after the date ICC delivers such notice to Pure.

3.4 No Other License Rights. ICC acknowledges that the rights and licenses granted under this Article 3 are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Article 3, no right, title or interest under any intellectual property of Pure or its Affiliates, of any nature whatsoever, is granted whether by implication, estoppel, reliance or otherwise, by Pure to ICC. All rights with respect to the Licensed Technology and Product Trademarks that are not specifically granted herein, including those rights expressly reserved to Pure pursuant to Section 3.2, are reserved to Pure.

3.5 Transfer of Licensed Know-How. As soon as is reasonably practicable after the Effective Date, Pure will provide to ICC copies of all Licensed Know-How then in existence and in tangible written or other documentary form and that is reasonably necessary, in Pure’s reasonable good faith discretion, for the Manufacture of Product by ICC.

4.	CONSIGNMENT INVENTORY

4.1 Storage. Pure may, at its cost at any time after the Effective Date upon reasonable advance notice to ICC, transfer to ICC the Consignment Inventory. ICC shall store the Consignment Inventory in a secure and segregated location in ICC’s control, under acceptable quality control storage conditions required for the Products. ICC shall bear the cost of such storage, except that ICC will have the right to charge Pure the following storage and disposal fees starting on or any time after March 31, 2014.

(a) disposal fees: ***

(b) monthly storage: ***

4.2 Disposition. ICC shall retain the Consignment Inventory solely for use and distribution in accordance with this Agreement. The Management Committee will review and approve disposition strategies of any Consignment Inventory remaining at ICC as of March 31, 2014, and thereafter will review the Consignment Inventory on a quarterly basis.

4.3 Repackaging. If either Party requires that any Products within the Consignment Inventory be repackaged, then Pure will pay for such repackaging charges as follows: (i) repackaging costs incurred on behalf of ICC will be will be invoiced to Pure for such repackaged Products, and (ii) repackaging costs incurred by ICC on behalf of Pure will be invoiced to Pure

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for such repackaged Products. For the avoidance of doubt, repackaging costs will include the cost of materials and labor costs specifically incurred or expended for repackaging of Consignment Inventory, which costs shall be without overhead or other mark up and shall be approved by the Management Committee. The financial terms set forth in Article 9 are applicable to any sale of the Consignment Inventory.

4.4 Insurance. Pure will obtain and maintain property insurance coverage for the value of the Consignment Inventory for so long as such Consignment Inventory is held by ICC, and each such policy will name ICC as additional insured. Pure will provide proof to ICC of such insurance upon ICC’s request.

5.	MANUFACTURE

5.1 Facility. ICC shall bear, at its sole expense, the capital investment and related start-up production expenses necessary to prepare, validate and license the Facility for the Manufacture of Product, including construction build-out costs associated with adapting the Facility for the Manufacture of Products.

5.2 Production Transfer. Each Party shall use Commercially Reasonable Efforts to implement the following two-stage transfer for the Manufacture of SDC Concentrate:

(a) Stage 1. By *** , the validation and qualification of ICC capability to produce SDC Concentrate within Specifications utilizing four of the original Pure reactors.

(b) Stage 2. By no later than *** from the date of approved validation and qualification of Stage One, which approval shall be by written mutual consent of the Management Committee, the final installation of the remaining reactors and final transfer of all Manufacturing to the Facility.

5.3 Manufacturing Requirements. ICC shall Manufacture all Products under this Agreement in strict conformity with the applicable SOPs, Applicable Laws, and ICC’s quality management system standards and requirements. Without limiting the generality of the foregoing:

(a) ICC is responsible, at its sole cost and expense, for the planning, management, procurement, manufacture and storage of all components necessary for the Manufacture of Product as well as the Product. ICC shall draw such components, packaging components, and Product from storage in accordance with FIFO (First In –First Out) principles.

(b) ICC shall test each batch of Product in accordance with the applicable SOPs. With respect to each batch of Product, ICC shall provide Pure with the applicable batch record, certificate of analysis and other test records generated in accordance with applicable SOPs, and such other information as requested by Pure in connection with the testing of each Product, in each case within 30 days after such records and information becomes available or is requested by Pure, as applicable. With respect to each batch of a Product, ICC shall maintain Product samples, the applicable batch record, certificate of

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analysis and such other records and information for five (5) years after shipment of the last Product from such batch.

5.4 Product Storage. ICC shall store all Product at the Facility separately from any other materials and in accordance with the applicable SOPs. ICC assumes responsibility for any loss or damage to Products while stored by ICC.

5.5 Labels. ICC shall maintain sufficient inventory of Labels to meet Pure’s forecast demand for Products in accordance with Section 6. The cost of labels and for disposal of any obsolete labels will be shared by the Parties on a pro rata basis based on the unit sales volume for the previous one-hundred and eighty (180) days, as measured from the date the Management Committee determines that such labels are obsolete. In the event label changes are required to meet Applicable Law then Pure will be responsible for the cost of such obsolete labels.

5.6 Registrations. Except as otherwise mutually agreed in writing by the Parties, Pure shall own and control all Registrations for the Products. Pure will maintain all registrations current unless otherwise agreed upon by the Management Committee.

5.7 Records. ICC shall keep complete and accurate records related to Products Manufactured and shipped by ICC. ICC shall maintain all such records for the longer of five (5) years after expiration or termination of this Agreement or such period as required by Applicable Law. ICC shall provide Pure with access to or copies of such records during normal business hours or copies of such records as requested by Pure.

5.8 Facility Audits.

(a) Pure or its designee shall be permitted to conduct an inspection or audit of the Facility. ICC shall allow Pure to make such inspection or audit of the Facility during normal business hours. ICC shall reasonably cooperate with Pure to facilitate such inspection or audit. Any such inspection or audit by Pure pursuant to this Section 5.8 shall be conducted no more frequently than twice every calendar year and shall occur as promptly as possible following written notice by Pure of its desire for such inspection or audit, but in no event later than one (1) month thereafter. Costs associated with auditing shall be solely borne by Pure.

(b) If a Government Authority or Regulatory Agency desires to conduct an inspection or audit with regard to the Product or the portion of the Facility where the Product is manufactured, ICC shall promptly notify Pure. In such case, ICC shall permit and cooperate with such inspection or audit. Pure shall have the right to have a representative observe such inspection or audit. Following receipt of the inspection or audit observations of the Government Authority or Regulatory Agency (a copy of which ICC shall immediately provide to Pure to the extent it relates to the Product or Manufacture thereof), ICC shall prepare a draft response to any such observations, in consultation with Pure, and ICC shall provide a copy to Pure of the submitted final response.

5.9 Product Withdrawals and Recalls. ICC shall maintain an effective system of batch traceability and up-to-date and accurate shipping records sufficient to enable either Party to

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implement an immediate withdrawal or recall of (or other corrective action for) any Product. Such records shall include, without limitation, customer delivery records (including batch number, delivery date, customer’s name and contact information). In the event of a Product incident, withdrawal, recall or other corrective action initiated by or on behalf of Pure or by a Government Authority, Regulatory Agency or court: (i) ICC fully shall cooperate with Pure in effecting the reporting of an incident, withdrawal, or the recall of the affected Products; and (ii) ICC promptly shall provide Pure with the location of, and all other requested information relating to, all affected Products that ICC has shipped or holds in its inventory.

6.	SUPPLY

6.1 Forecast. Commencing on the Effective Date and each month thereafter, Pure shall provide ICC with a written forecast indicating good faith estimates of Product that Pure may need for the next succeeding *** , which shall be updated by Pure by the fifth (5th) day of each month with respect to each of the succeeding *** prior to forecasted month (the “Forecast”). ICC shall produce the quantity of Product identified in the Forecast for the first month (“Firm Order”). The quantity of Product for the second through sixth months of the Forecast shall be non-binding and for planning purposes only in order for ICC to ensure that ICC has sufficient capacity and component inventory to meet Pure’s requirements.

6.2 Written Orders. Each Firm Order shall specify Pure’s purchase order number, quantities, delivery address(s), the required delivery date, and any other elements necessary to ensure the timely delivery of the Product.

6.3 Order Fulfillment. ICC shall, by the ship date specified in the Firm Order, provide the quantity of Product up to *** of the Forecast and shall use best efforts to deliver all Firm Orders that exceed *** of the Forecast.

6.4 Delivery. ICC shall drop ship all Products through ICC’s supply chain system, unless provided specific freight forwarding instructions, in accordance with the Firm Order. All Products per the Firm Order shall be available for pickup by the assigned carrier by the applicable shipment date. All Products shall be delivered and shipped EXW Facility (INCOTERMS 2010). Title and risk of loss and damages to Products shall pass to Pure or Pure’s customer upon delivery by ICC to the designated carrier.

6.5 Non-Conforming Orders. Subject to and in accordance with ICC’s standard operation procedure titled “Quality System Complaint Process”, which procedure and any amendments thereto shall be reviewed and approved by the Management Committee, Pure shall send to ICC any Deficiency Notice within    ***    after Pure’s customer’s receipt of the Product. In the event a Defect in the Product could not reasonably be discovered within this    ***    period (“Latent Defect”), Pure and its customers shall have the right to reject such Product within    ***    after discovering the Latent Defect. Upon receipt of a Deficiency Notice, and after review and acceptance by ICC under the terms of its “Quality System Complaint Process”, ICC shall, at its sole cost and expense: (a) replace the rejected Product with Product that is not Defective within    ***    , and (b) deliver such replacement Product to Pure or to Pure’s customer, as directed by Pure. ICC shall arrange, at its sole cost and

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expense, for all such Defective Product to be picked up and destroyed in accordance with all Applicable Laws

7.	COMMERCIALIZATION

7.1 General. ICC shall use Commercially Reasonable Efforts to Commercialize the Product in the ICC Field in the Territory. Each Party shall bear its own cost for its Commercialization activities.

7.2 Promotional Materials.

(a) ICC shall not use or distribute any product labels, promotional or marketing literature or materials created by ICC for the Products until such product label, literature or materials are reviewed and approved by Pure, which approval shall not be unreasonably withheld or delayed. Such materials must be consistent with Registrations for the Products as well as Pure’s global brand strategy. Pure will own all right, title, and interest in all product labels, and promotional and marketing materials related to the Products. ICC hereby irrevocably transfers, conveys and assigns to Pure in perpetuity all right, title, and interest in such materials, including all copyrights, the right to make derivative works and collective works with respect thereto. ICC shall be responsible for all costs associated with use of the promotional materials, including creation, duplication and publication.

(b) Any use or display of the Trademarks by ICC shall be in a manner that Pure agrees is commercially reasonable, which approval by Pure shall not be unreasonably withheld or delayed. Pure may, at its discretion, independently monitor ICC’s use of the Trademarks, and if Pure perceives a use or display of any Trademark that is not in accordance with previously approved submissions or is otherwise damaging to Pure, Pure may notify ICC of such and ICC shall correct such non-conformance or shall cease and desist such use or display within five (5) days of receipt of such notice.

7.3 Customer Questions, Complaints and Product Inquiries. Pure shall have the sole responsibility for responding to Product inquiries, questions, complaints and any adverse claims (“Inquiries”) from customers in the Pure Field and ICC shall have the sole responsibility to responding Inquiries from customers in the ICC Field. Each Party shall refer Inquiries received from a customer of the other Party within one (1) business day. Should the Parties, through the Management Committee, agree on any changes to the responsibilities set forth in this Section 7.3, such changes shall be documented in an amendment pursuant to Section 2.3.

7.4 Product Returns. Each Party shall have the responsibility, at its sole cost and expense, for handling Product returns from such Party’s customers. ICC shall provide Pure with such assistance as Pure may reasonably require to manage such returns. To the extent that such return results from, or arises out of, any Defect or Latent Defect, ICC shall: (a) use all reasonable efforts to replace, at ICC’s sole cost and expense, the returned Products with new Products within five (5) days from the date that Pure notifies ICC about the returned Product; and (b) ICC shall reimburse Pure for the sum of (i) the Transfer Price paid by Pure for the returned Product unless ICC replaces such Product, and (ii) Pure’s out-of-pocket expenses for retrieval, transportation and destruction of the returned Product, including administrative expenses.

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Products that are not Defective and are returned by Pure customers and accepted by ICC will be subject to appropriate restocking or disposal fees, determined by ICC on a case-by-case basis. ICC shall immediately notify Pure of such return, whether the Product will be restocked or destroyed, and any charges related thereto.

7.5 Customer Billing and Collections. Each Party shall be responsible for its billing, collections and credit management of their respective customers.

8.	DEVELOPMENT

8.1 Product Development. Pure and ICC shall collaborate in accordance with this Section 8 on any future SDC Concentrate-technology based product development and share resources for new product development. Each Party shall incur its respective costs for any such product development.

8.2 Management Committee Oversight. Except as set forth in Section 8.3, any SDC Concentrate-technology based product development project or new product development will only be conducted after it has been reviewed and approved by the Management Committee and the Parties have entered into a definitive written agreement setting forth the applicable terms and conditions of the project. The following information must be submitted to the Management Committee for each project: a project budget, project timeline, and market assessment. The definitive agreement for each such project will include the exclusive and non-exclusive distribution rights related to any product that results from such project and ICC’s right to exercise its manufacturing right of refusal under Section 3.3.

8.3 Development in the Food Industry. Both Parties agree that Pure’s product development efforts directed at expanding SDC-technology product registration, necessary approvals from Government Authorities and Regulatory Agencies, and commercialization in the food industry is excluded from the Management Committee review and approval process, and Pure may pursue such development efforts without any consent from the Management Committee or ICC.

9.	FINANCIAL TERMS

9.1 Transfer Price.

(a) Pure agrees to pay the Transfer Price to ICC for all Product ordered by Pure and shipped by ICC in accordance with the terms and conditions of this Agreement.

(b) ICC will invoice Pure within one business day for all Product shipped to Pure’s customers. The invoice shall be submitted by e-mail or agreed upon electronic means. Pure shall pay such invoice within thirty (30) days of the invoice date. Pure shall receive a one percent (1%) discount on the invoice amount if such invoice is paid by Pure within ten (10) days of invoice date.

(c) When cumulative Net Sales of Product by both Parties reaches *** , the Parties shall renegotiate the Transfer Price. In addition, the Transfer Price may be amended from time to time by mutual written consent by the Management Committee. The Management Committee will review commodity prices for

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raw materials on a monthly basis and will agree to price changes if the price of the raw materials has changed (i.e., increased or decreased) at least *** of Transfer Price from the previous month. Any resulting price changes due to market changes in the price of bill of material items will be reflected on next production run utilizing materials at new costs.

9.2 Royalties.

(a) ICC shall pay to Pure a *** royalty on Net Sales of Products in the ICC Field.

(b) Within twenty (20) days after the end of each month, ICC shall deliver to Pure a report stating for such month: (i) the amount of Net Sales for each Product, (ii) the names of the customers who purchased Product, (iii) the Distribution Channel categories for which each customer purchased Product, (iv) Product volume by customer, and (v) Product mix of sales. The royally payment due for the sale of the Product during such month shall be remitted to Pure no later than forty-five (45) days after the end of each such month.

9.3 Payment Method. Payments by either Party hereunder shall be paid by wire transfer, or electronic funds transfer (EFT) in immediately available funds to a bank account designated by each Party. Regardless of the amounts of any payments due from one Party to the other under this Agreement, all amounts payable under this Agreement shall be paid in full.

9.4 Taxes. Each Party shall be solely responsible for the payment of any taxes, duties and other charges that may be levied by a Government Authority for such Party’s activities under this Agreement.

9.5 Late Payments. All payments due under this Agreement not received within the period due shall bear interest from the date they are due until the date they are paid at the rate of one percent (1%) per month or the maximum rate permitted by law, whichever is less. The Party that is delinquent in making payments shall pay any and all reasonable costs, including attorneys’ fees, incurred by the other Party in collecting any amounts owed under this Agreement.

9.6 Audit. ICC shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required under this Agreement. Pure shall have the right, at its own expense and no more than once per year, to have an independent, certified public accountant, selected by Pure and reasonably acceptable to ICC, review all such records upon reasonable notice and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement within the prior thirty-six (36) month period. No calendar quarter may be audited more than one time. ICC shall receive a copy of each audit report promptly from Pure. Should the inspection lead to the discovery of a discrepancy to Pure’s detriment, ICC shall pay the amount of the discrepancy in Pure’s favor within sixty (60) days after being notified thereof. Pure shall pay the full cost of the inspection unless the discrepancy is greater than five percent (5%), in which case ICC shall pay to Pure the actual cost charged by such accountant for such inspection. If such audit shows a discrepancy in ICC’s

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favor, then ICC may credit the amount of such discrepancy against subsequent amounts owed to Pure, or if no further amounts are owed under this Agreement, then Pure shall pay ICC the amount of the discrepancy within sixty (60) days after being notified thereof.

9.7 Audit Disputes. If there is a dispute between the Parties following any audit pursuant to Section 9.6, the dispute shall be submitted to the Management Committee, which shall have *** after submission of the dispute to resolve any disputed issues. If the Management Committee is unable to resolve any such dispute, then either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution. Where an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(a) Written notice. The Party submitting the Audit Disagreement for resolution shall provide written notice to the other that it is invoking the procedures under this Section 9.7.

(b) Selection of Independent Certified Public Accountant. Within thirty (30) days of the receipt of such written notice, the Parties shall jointly select an independent accounting firm as agreed between the Parties, to act as an independent certified public accountant to resolve such Audit Disagreement. If the Parties fail to agree on an independent certified public accountant within said *** , either Party is entitled to file a request with the American Arbitration Association, to appoint one of said four independent certified public accountants.

(c) Description of Audit Disagreement. The Parties shall describe the Audit Disagreement submitted for resolution in writing to the independent certified public accountant within ten (10) days of the unanimous selection or appointment of such independent certified public accountant.

(d) Binding Decision. The independent certified public accountant shall render a decision on the Audit Disagreement as soon as practical. The decision of the independent certified public accountant shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions hereof.

9.8 Fees and Expenses. All fees and expenses of the independent certified public accountant, including any Third Party support staff, or other costs incurred with respect to performance of the procedures specified at the direction of the independent certified public accountant in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent certified public accountant through such decision. For example, if Party A disputes $100 and the independent certified public accountant awards Party A $60, Party A must pay forty percent (40%) and Party B sixty percent (60%) of the independent certified public accountant’s costs.

10.	INTELLECTUAL PROPERTY

10.1 Intellectual Property Ownership. As between the Parties, all right, title and interest to any discovery, creation, work of authorship or invention (whether or not patentable)

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made in the performance of activities under this Agreement related to the Product, including the manufacture of the Product and the use of the Product for any purpose (each, a “Product Improvement”), shall be owned solely by Pure. For clarity, each Product Improvement will automatically become either Licensed Patents or Licensed Know-How, as applicable, and included within the license grants under Section 3.1 without any additional consideration. ICC shall assign, and hereby assigns, to Pure all of ICC’s right, title and interest in and to each Product Improvement. ICC will promptly disclose all Product Improvements made by or on behalf of ICC to Pure. ICC will execute and deliver such assignments and other instruments reasonably needed, and otherwise cooperate with Pure, to effect or perfect such assignments and the recordings thereof.

10.2 Prosecution and Maintenance. Pure shall, at its expense, file, prosecute, defend and maintain, including conducting re-examination, reissue, opposition and interference proceedings (and any other similar patent proceedings) regarding, the Licensed Patents before all patent authorities (collectively, “Prosecution”). Pure shall keep ICC reasonably informed of such Prosecution efforts and results. Pure shall not abandon any patent rights in the Licensed Patents without first notifying ICC in writing. If Pure intends to abandon any rights of any of the Licensed Patents, or does not conduct the Prosecution of any claim or patent application or patent within the Licensed Patents in any specific country, Pure shall first provide written notice thereof to ICC at least ninety (90) days prior to any such abandonment. Within sixty (60) days after receipt of Pure’s notification, ICC shall provide a response to Pure whether ICC intends to undertake the Prosecution of such claims, applications or patents at ICC’s sole cost and expense, and in such case Pure shall do all things to provide ICC with the right and opportunity to conduct the Prosecution of such claim or patent application or patent. In those instances where ICC undertakes the Prosecution of such claims, applications or patents, those claims, applications, or products shall become the property of ICC and Pure will execute and deliver such assignments and other instruments reasonably needed, and otherwise cooperate with ICC, to effect or perfect such assignments and the recording thereof.

10.3 Infringement by Third Parties. If requested by ICC, Pure may, but is not obligated to, enforce the Licensed Patents against infringers within the ICC Territory and ICC Field. Where Pure enforces the Licensed Patents, then Pure shall keep ICC fully informed of the progress and results of any such enforcement action. Any recoveries in any such enforcement actions against an infringement brought under this Section 10.3 shall be used first to reimburse Pure’s out-of-pocket costs and expenses (including attorneys’ fees) for such action and any remainder shall be retained by Pure. Pure shall not enter into any settlement of any action under this Section 10.3 that materially negatively affects ICC’s rights or interests under this Agreement without ICC’s written consent, which consent shall not be unreasonably withheld or delayed. If a Third Party is infringing a Licensed Patent by making a Product that ICC has the exclusive right under this Agreement to Manufacture (a “Field Infringement”), and if Pure does not enforce the Licensed Patent against such Field Infringement within ninety (90) days after request by ICC, or ceases such enforcement without causing the Field Infringement to terminate, then thereafter ICC shall have the right to enforce the applicable Licensed Patents against such Field Infringement, at its expense, and shall keep Pure reasonably informed of such enforcement. In any such enforcement by ICC, Pure agrees to join the action as a party plaintiff (at ICC’s expense) if required for ICC to have standing to pursue the action and to cooperate and provide all reasonable assistance in ICC’s enforcement. In any instance when ICC enforces the Licensed Patent, ICC shall be entitled to receive and keep any recoveries in any such enforcement action

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as reimbursement of ICC’s out of pocket costs and expenses (including Attorney’s fees) for such actions and any remainder shall be retained by ICC.

10.4 Defense of Third Party Actions. Each Party shall promptly notify the other Party upon receiving written notice of any potential infringement, or any Third Party claim or action against Pure or ICC for possible infringement, or a Third Party patent right resulting from the practice or use by ICC of the Licensed Technology under this Agreement. Pure shall be responsible for defending, and shall control the defense of, any such action brought against such Party, unless ICC assumed the Prosecution of such Patent under Section 10.2. Pure shall not enter into any settlement of any action under this Section 10.4 which materially negatively affects ICC without ICC’s prior written consent.

11.	REPRESENTATIONS AND WARRANTIES

11.1 General Representations and Warranties. Each Party represents and warrants to the other that:

(a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation or continuance, as the case may be, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law;

(d) it has not granted, and shall not grant during the Term, any right to any Third Party which would conflict with the rights granted to the other Party hereunder;

(e) it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement; and

(f) no consent or approval from any Third Party (including any governmental or administrative body or court).

11.2 Pure Representations and Warranties. Pure represents and warrants:

(a) it owns or controls all the Licensed Technology and has the full legal rights and authority to grant the licenses and rights under the Licensed Technology granted under this Agreement;

(b) as of the Effective Date, there is no pending litigation or, to the best of Pure’s actual knowledge (with no obligation of inquiry), written threat of litigation that has been received by Pure (and has not been resolved by taking a license or otherwise), which alleges that Pure’s activities with respect to the Licensed Patents or Product have

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infringed or misappropriated any of the intellectual property rights of any Third Party in the Territory; and

(c) as of the Effective Date, to the best of Pure’s actual knowledge (with no obligation of inquiry), the practice of the Licensed Technology as contemplated by this Agreement does not infringe any patent rights, or misappropriate any other intellectual property, owned by a Third Party.

11.3 ICC Representations, Warranties and Covenants. ICC represents, warrants and covenants that:

(a) it has the necessary experience and capabilities to Manufacture and Commercialize the Product pursuant to the terms and conditions of this Agreement;

(b) within thirty (30) days after completion of the transfer set forth in Section 5.2, the Facility will be properly validated and licensed by appropriate Governmental Authorities and Regulatory Agencies to Manufacture the Product;

(c) all Product delivered pursuant to this Agreement shall conform with the Specifications and shall be manufactured in compliance with the SOPs and Applicable Laws; and

(d) no Person (other than Pure or its Affiliates) shall, by reason of ICC acts or omissions, have any security interest, or lien on any Licensed Technology, Pure Confidential Information, or released finished Product.

11.4 General Covenants. Each Party covenants to the other Party:

(a) such Party shall perform its obligations and activities pursuant to this Agreement (i) with the care, skill and diligence as provided herein; (ii) in compliance with all Applicable Laws, including those concerning anti-bribery, and industry standards; and (iii) with individuals who are appropriately trained and qualified; and

(b) as of the Effective Date, such Party has (or will have at the time performance is due) maintained, and will continue to maintain and keep in full force and effect during the term of this Agreement, all filings and permits necessary for such Party to perform its obligations hereunder.

11.5 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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12.	INDEMNIFICATION; INSURANCE

12.1 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. The limitations set forth in this Section 12.1 shall not apply with respect to (a) the Party’s indemnification obligations under Sections 12.2 or 12.3, as applicable, (b) breach of Article 13, or (c) intentional misconduct of a Party.

12.2 Indemnification by Pure. Pure shall defend, indemnify and hold harmless and ICC and its Affiliates, and its and their officers, directors, shareholders, employees, agents, representatives, successor and assigns (“ICC Indemnitee”) from and against any liability or expense (including reasonable legal expenses, costs of litigation and attorneys’ fees), damages, or judgments, whether for money or equitable relief (collectively, “Losses”) resulting from suits, proceedings, claims, actions, demands, or threatened claims, actions or demands, including, bodily, injury, risk of bodily injury, death, property damage and product liability, in each case brought by a Third Party (each, a “Claim”) against an ICC Indemnitee arising out of: (a) any negligent act or omission, or willful wrongdoing by Pure or its Affiliates in the performance of this Agreement, (b) the failure by Pure to comply with any Applicable Law, or (c) any breach by Pure of this agreement, including of any representation or warranty of Pure; except, in each case, to the extent any such Losses result from the gross negligence or willful misconduct of an ICC Indemnitee or from the breach of any representation or warranty or obligation under this Agreement by ICC.

12.3 Indemnification by ICC. ICC shall defend, indemnify and hold harmless Pure and its Affiliates, and its and their officers, directors, shareholders, employees, agents, representatives, successor and assigns (“Pure Indemnitee”) from and against any and all Losses resulting from Claims against a Pure Indemnitee arising out of: (a) any negligent act or omission, or willful wrongdoing by ICC in the performance of this Agreement, (b) the failure by ICC to comply with any Applicable Law, or (c) any breach by ICC of this Agreement, including of any representation or warranty of ICC and including the failure to supply Product that conforms to the applicable Specifications, or (d) any act or omission by ICC in the Manufacture of the Product; except, in each case, to the extent any such Losses result from the gross negligence or willful misconduct of a Pure Indemnitee or from the breach of any representation or warranty or obligation under this Agreement by Pure.

12.4 Limitations on Indemnification. The obligations to indemnify, defend, and hold harmless set forth in Sections 12.2 and 12.3 shall be contingent upon the Party seeking indemnification (the “Indemnitee”): (a) notifying the indemnifying Party of a claim, demand or suit within ten (10) days of receipt of same; provided, however, that Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (b) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (c) using its best efforts to cooperate with the indemnifying

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Party and/or its insurers, at the indemnifying Party’s expense, in the defense of such claim, demand or suit; and (d) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party. The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit.

12.5 Insurance. During the Term and for a period of five (5) years after expiration or earlier termination of this Agreement, each Party shall obtain and maintain, at its sole cost and expense, insurance policies, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, including:

(a) Commercial general liability insurance written on an occurrence basis with combined bodily injury, property damage and personal injury liability limits of not less than with a limit of no less than    ***    per occurrence and    ***    annual aggregate; and

(b) Product and / or excess liability insurance with a limit of no less than    ***    per occurrence and    ***    annual aggregate; and

(c) ICC shall obtain and maintain an “all risk”, “replacement cost” and “agreed amount” form of property insurance covering its assets and in particular any equipment, machinery or like kind property used in the Manufacture of Product. The property insurance shall include but not be limited to additional coverages commonly purchased for business interruption, extra expense and contingent business interruption in limits sufficient to satisfy Pure’s reliance on the manufacturer for uninterrupted product supply.

Each Party shall name the other Party as an additional insured under its policy. Each Party shall provide written proof of the existence of such insurance to the other Party upon request. If a purchaser of the Product requests that either Party obtain insurance coverage in excess of what is described in this Section 12.5 above, then the Management Committee shall promptly address such request.

13.	CONFIDENTIALITY

13.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, during the Term and for ten (10) years thereafter, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Confidential Information of a Party shall include all information and materials disclosed by such Party or its designee that (a) if disclosed in writing or other tangible form, is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure, or (b) if disclosed verbally or in other intangible form, is indicated upon first disclosure as being confidential, or (c) by its nature can reasonably be expected to be considered Confidential Information by the recipient. For clarity, Confidential Information includes Information, Specifications, SOPs, Licensed Technology, Forecasts, Firm

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Orders, all financial information (including Transfer Price, price of Products, Net Sales and royalties), information concerning customers (including identity, Fields, Distribution Channels, and Inquiries), information concerning Commercialization (including marketing plans and sales figures, whether estimated or actual), employee information, and all Management Committee agenda, discussions and minutes. Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

(a) was already known to or possessed by the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its first disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

13.2 Authorized Use and Disclosure. Each Party may use and disclose Confidential Information of the other Party as follows:

(a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement; and

(b) to the extent such disclosure is reasonably necessary (i) in Prosecution efforts in accordance with this Agreement, (ii) prosecuting or defending litigation, (iii) obtaining or maintaining Registrations, or (iv) to comply with Applicable Laws, including regulations and rules promulgated by the United States Securities and Exchange Commission (“SEC”), and with any subpoena issued by a Government Authority of competent jurisdiction. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to clause (iv) of this Section, then such Party shall, if lawful to do so, give prompt written notice of such proposed disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to limit and/or ensure confidential treatment of such Confidential Information. The receiving Party shall cooperate in good faith with the disclosing Party, at the disclosing Party’s cost, in such efforts.

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13.3 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 13. In addition to all other remedies, a disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 13. Receiving Party waives its right to post any bond for the injunctive relief in a court of law.

13.4 Terms of Agreement. The Parties shall treat the existence and material terms of this Agreement as confidential and shall not disclose such information to Third Parties without the prior written consent of the other Parties or except as provided in Section 13.2 or as provided below.

13.5 Publicity.

(a) Press Releases. Except as otherwise mutually agreed by the Parties or as required by Applicable Law or the rules of any stock exchange, no Party shall issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior approval of the other Party, which approval shall not be unreasonably withheld or delayed; provided, however, that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the Parties pursuant to this Section 13.5 and which do not reveal non-public information about the other Parties.

(b) Required Disclosures. With respect to complying with the disclosure requirements of the SEC applicable to a Party, the Parties shall consult with each other concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement by the SEC, and each Party shall seek confidential treatment by the SEC in public disclosure of the Agreement by the agency for all sensitive commercial, financial and technical information, including any dollar amounts set forth herein.

13.6 Stock Transactions. ICC acknowledges that as a result of this Agreement, ICC has access to material, non-public information. ICC agrees that ICC’s directors, officers, employees, agents, consultants and representatives will not trade in Pure stock (“Transaction”) while in possession of non-public material information about Pure and shall not “tip” others in their contemplation of a Transaction. ICC hereby acknowledges that ICC is aware that any such Transaction made while in the possession of non-public material information violates U.S. Securities Laws and that any such violators are subject to significant financial and criminal penalties.

14.	TERM AND TERMINATION

14.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Agreement, shall remain in full force and effect through December 31, 2018

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(the “Initial Term”). This Agreement shall automatically renew for one or more subsequent periods of two (2) years (each such period, a “Renewal Term”) unless either party notifies the other party at least ninety (90) days before the expiration of the then-current Term that such notifying party does not intend to renew the Agreement in its entirety, in which event the Agreement shall expire at the end of the Term unless the parties agree otherwise in writing.

14.2 Termination.

(a) For Breach. A Party may terminate this Agreement in the event the other Party materially breaches this Agreement, and such breach shall have continued for thirty (30) days (or ten (10) days in the event of a breach of any payment obligation or any Applicable Law) after notice thereof was provided to the breaching Party by the non - breaching Party. Any such termination shall become effective at the end of such thirty (30) day period (or ten (10) day period in the event of a breach of any payment obligation or any Applicable Law) unless the breaching Party has cured any such breach prior to the expiration of the thirty (30) day or ten (10) day period, as applicable.

(b) Termination for Insolvency. A Party may immediately terminate this Agreement on written notice in the event (each, a “Financial Event”) any of the following occurs with respect to the other Party (the “Bankrupt Party”):

(i) such Bankrupt Party files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges in writing insolvency, or is adjudged bankrupt, and such Bankrupt Party (1) fails to assume this Agreement in any such bankruptcy proceeding within thirty (30) days after filing or (2) assumes and assigns this Agreement to a Third Party;

(ii) such Bankrupt Party goes into or is placed in a process of complete liquidation;

(iii) a trustee or receiver is appointed for any substantial portion of such Bankrupt Party’s business and such trustee or receiver is not discharged within sixty (60) days after appointment;

(iv) any case or proceeding shall have been commenced or other action taken against such Bankrupt Party in bankruptcy or seeking liquidation, reorganization, dissolution, a winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or similar act or law of any jurisdiction now or hereafter in effect and is not dismissed or converted into a voluntary proceeding governed by Section 14.2(b)(i) within sixty (60) days after filing; or

(v) there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of such Bankrupt Party and such event shall have continued for a period of sixty (60) days and none of the following has occurred: (1) it is dismissed, (2) it is bonded in a manner reasonably satisfactory to the other Party, or (3) it is discharged.

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14.3 Termination by Mutual Agreement. This Agreement may be earlier terminated upon the mutual written agreement by the Parties.

14.4 Effects of Expiration or Termination.

(a) Disposal of Inventory. Upon expiration or termination of this Agreement:

(i) Pure shall purchase, at ICC’s cost, the component inventory applicable to the Products which were reasonably purchased, produced or maintained by ICC in contemplation of filling Firm Orders, and purchase all undelivered Products which were Manufactured pursuant to a Firm Order, at the Transfer Price; and/or

(ii) ICC shall have the right to sell all undelivered Products and pay to Pure the royalty on Net Sales as set forth in Section 9.2.

(b) Rights in Bankruptcy. The rights and licenses granted under Section 3.1 of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that in the event Pure is the Bankrupt Party, ICC shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

(c) Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release any Party of any obligation or liability which, at the time of such expiration or termination, has already accrued or which is attributable to a period prior to such expiration or termination.

(d) Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

14.5 Survival. The following provisions shall survive any expiration or termination of this Agreement: Articles 1, 10, 12, 13, 15 and 16 and Sections 9.6, 9.7, 9.8, 11.5 and 14.4. Except as otherwise provided in this Article 14, all rights, licenses and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

15.	GOVERNING LAW; DISPUTE RESOLUTION

15.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California, without regard to conflict of law principles thereof.

15.2 Disputes. In the event that any issue, controversy or claim between the Parties arises out of, relating to or in connection with, any provision of this Agreement, or the rights or obligations of the Parties hereunder (a “Dispute”), the Parties shall try to settle such Dispute and their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the Dispute to the other Party, and within ten (10) days

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after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such Dispute, it shall be referred to the Chief Executive Officers for discussion and resolution. If the Chief Executive Officers are unable to resolve such Dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall be finally settled under Section 15.3.

15.3 Arbitration. For any Dispute involving amounts owed under the Agreement, or whether a Party has breached its obligations under the Agreement (and/or has cured such breach), such Dispute (if not resolved by the Parties under Section 15.2) shall be resolved by final and binding arbitration in accordance with this Section 15.3, under the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) by a single arbitrator. Either Party may, following the end of the good faith negotiation period referenced in Section 15.2, refer any such Dispute to arbitration by submitting written notice to the other Party. Within fifteen (15) Business Days of delivery of such notice, the Parties shall meet and discuss in good faith and agree on (a) an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical industry and other relevant experience and (b) any changes in these arbitration provisions or the rules of arbitration which are herein adopted, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the dispute and the values at risk. If the Parties cannot agree on such arbitrator within fifteen (15) days of request by a Party for arbitration, then such arbitrator shall be appointed by AAA, which arbitrator must meet the foregoing criteria. The arbitration shall be held in San Diego, California, and the proceedings shall be conducted in the English language. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrator shall be instructed that time is of the essence in the arbitration proceeding. The arbitrator shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded (if applicable). The arbitrator shall be authorized to award compensatory damages, but shall not be authorized to (i) award non-economic or punitive damages to the extent expressly excluded under this Agreement, or (ii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in part (i) of this sentence will not apply if such damages are statutorily imposed. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, or application may be made to the court for a judicial recognition of the award or an order of enforcement as the case may be, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator. Notwithstanding anything contained in this Section 15.3 to the contrary, either Party shall have the right to seek equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of its (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any person

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necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

15.4 Continued Performance; No Tolling of Cure Periods. Except where clearly prevented by a Dispute, each Party agrees to continue performing its obligations under this Agreement while the Dispute is being resolved, subject to continued performance by the other Party of its obligations unless and until the Dispute is resolved or until this Agreement is terminated in accordance with the terms of this Agreement. The time frame for a Party to cure any breach of the terms of this Agreement shall not be tolled by the pendency of any dispute resolution procedures.

16.	MISCELLANEOUS

16.1 Assignment. The rights and obligations of the Parties under this Agreement shall not be assignable without the prior written consent of the non-assigning Party, not to be unreasonably withheld; except that each Party may assign this Agreement, without the need to obtain the other Party’s consent, to an entity that acquires substantially all of the business or assets of such Party pertaining to this Agreement, in each case whether by merger, transfer of assets, purchase of all outstanding shares or otherwise. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment by a Party of this Agreement in violation of this Section 16.1 shall be void

16.2 Notices. All notices or other communications that are required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses provided pursuant to this Section 16.2. Any such communication will be deemed to have been given (a) when delivered, if personally delivered, sent by facsimile on a business day (so long as a facsimile is promptly confirmed by personal delivery or overnight courier as provided in this Agreement) or e-mailed on a business day (so long as the e-mail is sent with a delivery receipt confirmation, which confirmation is retained by the sender), and (b) on the second business day after dispatch, if sent by internationally-recognized overnight courier for delivery the next business day and if such delivery is confirmed by a tracking record or similar document provided by such courier. Each Party shall have the right to change its addresses at any time by written notice to the other Party, as provided in this Section 16.2. As of the Effective Date, the mailing addresses of the Parties shall be as described below:

If to Pure:	Pure Biosciences, Inc.
1725 Gillespie Way
San Diego, CA 92020
Attention: Hank Lambert, CEO
Facsimile:

Copy to:

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DLA Piper
4365 Executive Drive, Suite 1100 San Diego, CA 92121-2133 Attention: Jeffrey Thacker

If to ICC:	Intercon Chemical Company
1100 Central Industrial Drive
St. Louis, MO 63110
Attention: Jim Epstein, CEO and President
Facsimile:

Copy to:

William Biddle, CFO of ICC

16.3 Independent Status. Neither Party is an agent, employee or representative of the other. Neither Party shall have the authority to make any statements, representations or commitments of any kind, nor to take any action, which shall be binding on the other Party, except as may be explicitly authorized by the other Party in writing. This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind, and this Agreement shall not be deemed to create any fiduciary duties or obligations between the Parties.

16.4 Force Majeure. Neither Party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all Commercially Reasonable Efforts to resume performance of its obligations as soon as practicable; provided, however, that neither Party shall be required to settle any labor dispute or disturbance.

16.5 Entire Agreement; Amendment. This Agreement (including all exhibits), together with the Asset Purchase Agreement, shall constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous oral or written agreements, representations, understandings or arrangements between the Parties relating to the subject matter of this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties.

16.6 Severability. If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity or area of such provision, or delete specific words or phrases as necessary to render, such provision enforceable in such jurisdiction.

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16.7 No Waiver. No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged with such waiver. A waiver of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

16.8 Headings; Rules of Construction. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits shall refer to the particular Articles, Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement:

(a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;”

(b) the word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) shall mean a calendar day, calendar quarter or calendar year unless otherwise specified (and “annual” or “annually” refer to a calendar year);

(c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement;

(d) the word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Exhibits);

(e) the word “or” shall have its inclusive meaning identified with the phrase “and/or;”

(f) the words “will” and “shall” shall have the same obligatory meaning;

(g) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise;

(h) words of any gender include the other gender; and

(i) words using the singular or plural number also include the plural or singular number, respectively.

1.2 Interpretation. Pure and ICC have each participated in negotiations and due diligence and consulted their respective counsel regarding this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

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1.3 Further Assurances. Each Party shall, as and when requested by the other Party, do all acts and execute all documents as may be reasonably necessary to give effect to the provisions of this Agreement

1.4 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures to this Agreement that are transmitted by facsimile, electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement will have the same effect as physical delivery of the paper document bearing an original signature

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives.

PURE BIOSCIENCE, INC.		INTERCON CHEMICAL COMPANY

By:	/s/ Hank Lambert	By:	/s/ Jim Epstein
Name:	Hank Lambert	Name:	Jim Epstein
Title:	Chief Executive Officer	Title:	CEO and President

Date:	12-11-13	Date:	12-11-13

Exhibits:

Exhibit A — Product Exhibit B - Field

Exhibit C — Customer Specific Exceptions

Exhibit D — Licensed Patents

Exhibit E — SOPs

Exhibit F — Specifications

Exhibit G — Transfer Price

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EXHIBIT A

Products

1.	***

2.	***

3.	***

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EXHIBIT B

Field

Any customer-specific account that exists as of the Effective Date that is deemed by the Parties to be inconsistent with the Fields may be excluded by mutual consent by the Management Committee under Exhibit C.

Pure Field:

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ICC Field:

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EXHIBIT C

Customer Specific Exclusivity for Distribution Field and Channel

Pure:

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ICC:

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EXHIBIT D

Licensed Patents

Patent Number	Title	Grant Date (Filing Date)	Exp Date	Summary of Claims

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EXHIBIT E

SOPs

To be provided by Pure to ICC under separate cover.

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EXHIBIT F

Specifications

To be provided by Pure to ICC under separate cover.

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EXHIBIT G

Transfer Price

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